ACRE Realty Investors Inc. Announces Board Approval of Dissolution

NEW YORK, June 27, 2017—ACRE Realty Investors Inc. (NYSE MKT: AIII) (the “Company”) today announced that, after careful consideration of the available strategic alternatives for the Company presented by management and management’s recommendation in favor of the liquidation and dissolution of the Company, the Company’s Board of Directors has determined that it is in the best interests of the Company’s shareholders for the Company to dissolve, liquidate and distribute to shareholders its available assets.

“After evaluating the Company’s strategic options, the Board of Directors has reached the conclusion that it is in the best interests of the shareholders to dissolve and liquidate the Company,” stated Edward Gellert, the Company’s Chairman of the Board, Chief Executive Officer and President. “The Board of Directors and management, together with the Company’s advisors, devoted substantial time and effort in seeking, identifying and pursuing opportunities to enhance shareholder value; however, the process to date has not yielded any opportunities viewed by the Board as reasonably likely to provide greater realizable value to shareholders than the complete dissolution and liquidation of the Company,” Mr. Gellert continued.

The Company’s dissolution was unanimously approved by the Board of Directors but is subject to shareholder approval. The Company intends to present this proposal to its shareholders at a special meeting of shareholders at a time, date and location to be announced. The Company will file prescribed proxy materials with the Securities and Exchange Commission (the “SEC”) in advance of that meeting. If approved by the Company’s shareholders, the Company intends to file a notice of intent to dissolve with the Georgia Secretary of State. After filing the notice of intent to dissolve, the Company will send or cause written notice of dissolution to be sent to each known claimant against the Company and will publish a notice of intent to dissolve in accordance with the requirements of Georgia law.

In connection with the dissolution, the Company intends to liquidate the Company’s assets and make adequate provision for all of the Company’s existing and reasonably foreseeable debts, liabilities and obligations. The Company will, following notice and, if any claims are untimely or rejected in whole or part, the expiration of the deadline for filing suit by any claimant, distribute the remainder of any assets to its shareholders according to their respective rights and interests.

As of June 27, 2017, the Company had one remaining land asset known as the Highway 20 property which is under contract to be sold for a price of $4,725,000, and no outstanding indebtedness. The Company expects the closing of the Highway 20 sale to occur on Wednesday, June 28, 2017. The Company expects that the New York Stock Exchange, Inc. will take immediate action to suspend trading in the Company’s common stock on the NYSE MKT exchange following the closing of the Company’s sale of the Highway 20 property and to initiate a de-listing of the Company’s common stock from the NYSE MKT exchange. As of May 31, 2017, in addition to the Highway 20 property, the Company had cash and cash equivalents of $15,231,743.  While the Company cannot determine with certainty the amount of liquidating distributions it will make to its shareholders, the Company expects to distribute the remaining amount of such assets (which the Company expects to be substantial) after payment of all of its current and anticipated operating expenses, including expenses associated with the dissolution, and to conduct an orderly wind down of its operations.

Important Additional Information will be filed with the SEC

This press release is for informational purposes only. It is not a solicitation of a proxy. In connection with the dissolution, the Company intends to file with the SEC a proxy statement and other relevant materials. The Company’s shareholders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the dissolution of the Company. Shareholders may obtain a free copy of the proxy statement and the other relevant materials (when they become available), and any other documents filed by the company with the SEC, at the SEC’s web site at http://www.sec.gov. In addition, the Company will make available or mail a copy of the definitive proxy statement to shareholders of record on the record date when it becomes available. Shareholders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the dissolution of the Company.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed dissolution. Certain information regarding the interests of such directors and executive officers is included in the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2017 and will be included in the proxy statement relating to the proposed dissolution when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of the Company and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to, the following: the ability of the Company to obtain shareholder approval of the proposed dissolution; the Company’s ability to accurately estimate the amounts required to pay all operating expenses, as well as other known, non-contingent liabilities through the dissolution and winding up process; the Company’s ability to settle, make adequate provision for or otherwise resolve its liabilities and obligations; the precise nature, amount and timing of any distributions to shareholders; the possibility that any distributions to shareholders could be diminished or delayed by, among other things, claims and unexpected or greater than expected expenses; and other statements contained in this press release regarding matters that are not historical facts. The Company undertakes no obligation to update any forward-looking statement in this press release.

Source: ACRE Realty Investors Inc.